Exhibit 10.41
First Amendment to the
Phelps Dodge 2003 Stock Option
and Restricted Stock Plan
This First Amendment to the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (“First Amendment”) is adopted on December 6, 2006 by Phelps Dodge Corporation (“Corporation”).
RECITALS
WHEREAS, The Corporation has adopted the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (“Plan”); and
WHEREAS, pursuant to Section 7 of the Plan, the Corporation’s Board of Directors retained the right to amend the Plan; and
WHEREAS, the Board of Directors desires to amend the Plan consistent with certain final regulations issued by the Securities and Exchange Commission affecting the disclosure requirements related to executive compensation.
AMENDMENT
NOW, THEREFORE, the Plan is amended as follows:
1.	Section 5.2 Option Price is hereby deleted in its entirety and replaced by the following new Section 5.2:
“5.2 Option Price. The Option price per share shall be the closing market price per share, which is defined for purposes of this Section 5.2 as the last sale price on the principal United States market for the Common Shares on the day the Option is granted (as determined under Section 5.1).”
2.	The remaining provisions of the Plan not amended hereby shall remain in full force and effect.
3.	The effective date of this First Amendment shall be December 6, 2006.
IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed by its duly authorized officer as of the 6th day of December, 2006.

Phelps Dodge Corporation

/s/ Nancy F. Mailhot

Nancy F. Mailhot
Senior Vice President
Human Resources